Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY ANNOUNCES MOVES TO OPTIMIZE SUPPLY CHAIN

MONROE, Mich., Aug. 8, 2019—La-Z-Boy Incorporated (NYSE: LZB) today announced plans to further strengthen its supply chain manufacturing footprint.  The company will close its Redlands, California upholstery manufacturing facility and move production to available capacity at its other North American facilities.  In addition, the company will transition the leather cut-and-sew operation from its Newton, Mississippi upholstery manufacturing plant to its other North American-based cut-and-sew facility.

The company’s Redlands upholstery plant currently employs about 350 people, accounts for approximately 10% of the La-Z-Boy branded business total upholstery production and manufactures recliners, motion sofas and classics (high-leg recliners).  La-Z-Boy plans to cease production at the Redlands plant in October 2019.  The move of the Newton leather cut-and-sew operation is expected to fully transition by the end of calendar 2019 and will impact about 105 of the 525 employees at that location.

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy Incorporated, said: “We regret the impact these actions will have on those employees affected and will provide outplacement assistance during the transition period.  We greatly appreciate the contribution of each employee and thank them for their years of dedicated service. However, after an in-depth review of our supply chain, due to ongoing productivity improvements, we determined these moves will further optimize our operations and strengthen our competitive positioning in the marketplace.”

Darrow continued, “We are committed to ensuring our dealers and their customers continue to receive excellent service, quick and on-time deliveries, and consistent freight costs as we move production to our other facilities.  With 3.7 million square feet of North American manufacturing space for the La-Z-Boy branded product and about 5,000 employees in those facilities, we have the capacity to not only service existing business but expand our volume as we execute various growth strategies.”

The Redlands facility, which is approximately 200,000 square feet, will be idled after operations cease and marketed for sale.

La-Z-Boy expects to incur approximately $5 to $7 million in fiscal 2020 of one-time pre-tax charges related to the transitions, which will be excluded from Non-GAAP results. Beginning in fiscal 2021, the company anticipates ongoing annual operating savings of approximately $4 to $6 million pre-tax.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) changes in the stock market impacting our profitability and our effective tax rate; (i) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (j) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment or trade policies, including new or increased duties, tariffs, retaliatory tariffs, trade limitations and termination or renegotiation of bilateral and multilateral trade agreements impacting our business; (k) adoption of new accounting principles; (l) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure, transport or import, or material increases to the cost of transporting or importing, fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures and our ability to recover from a system failure; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) unusual or significant litigation; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) the ability to increase volume through our e-commerce initiatives; (u) the impact of potential goodwill or intangible asset impairments; and (v) those matters discussed in Item 1A of our fiscal 2019 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission  (the “SEC”). We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 156 of the 353 La-Z-Boy Furniture Galleries® stores.  Joybird is an e-commerce retailer and manufacturer of upholstered furniture.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 353 stand-alone La-Z-Boy Furniture Galleries® stores and 550 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.